Exhibit 99.2

PRESS RELEASE

For Immediate Release
Contact:	Cathy Reines, Chief Financial Officer
(360) 459-1100
(360) 459-0137 (Fax)

Venture Financial Group Announces Cash Dividend

LACEY, Wash. October 17, 2003 -  Venture Financial Group, Inc., parent company of Venture Bank, announced that on October 15, 2003, the Board of Directors declared a cash dividend of $.07 per share payable November 14, 2003 to all shareholders of record as of  October 31, 2003.

The declared dividend marks the nineteenth consecutive quarterly dividend to be paid.

Venture Bank, with 20 offices in four western Washington counties, offers a full spectrum of financial services including commercial, construction, residential and consumer lending, investment services, deposit products, and other banking services.  Further information about the bank may be found on the Internet at www.venture-bank.com.